EXHIBIT 99

LEGAL CLUB'S WHOLLY OWNED SUBSIDIARY, EINSTEIN COMPUTER CORP., INITIATES $200 MILLION LEGAL ACTION AGAINST GATEWAY, INC.


FOR IMMEDIATE RELEASE: July 13, 2001, Sunrise Florida, Einstein Computer Corporation, a wholly owned subsidiary of Legal Club of America Corporation, (OTCBB: LEGL), has filed suit against Gateway, Inc., (GTW) in California Federal Court claiming damages in excess of $200 million.

The suit, claiming breach of contract and, alternatively, fraud, alleges that Gateway wrongly refused to deliver computers being sold by Einstein through its workplace marketing network.

LEGAL CLUB OF AMERICA CORPORATION is a nationwide leader in marketing products and services to consumers at the workplace. Legal Club markets a discount legal referral service through a network of over 17,000 independent agents and several of the nations largest insurance companies. Legal Club provides individuals and small business owners, access to a variety of free and deeply discounted legal services from a network of over 20,000 pre-qualified attorneys throughout all 50 states, Puerto Rico, the US Virgin Islands. The Company is currently marketing its plans to the employees of companies such as 3M, Cendant Corp., Boeing, Tower Records and Columbia/HCA.

EINSTEIN COMPUTER CORPORATION has leveraged the parent company's distribution and core competence of delivering benefits to the work place to market name brand computers to consumers. Over the past year, several insurance companies, thousands of agents and several hundred corporations, representing a few million employees, have signed contracts to allow Einstein to implement its computer benefit program.

Einstein is able to offer employees a variety of computers and accessories to choose from. Computer systems come complete with Monitor, Keyboard, Speakers, On-site service, a 3-year warranty and Internet service. Employees are able to purchase the systems by applying for credit through a financial institution provided to them by Einstein.

The Company is headquartered in Ft. Lauderdale, Florida and has regional sales offices in Chicago and New York. Institutional investors include SF Sentry Fund, Edelson Technologies and Bulldog Capital Investments.

Contact:
LEGAL CLUB OF AMERICA
BRETT MERL
CHIEF EXECUTIVE OFFICER
954.267.0920 EXT. 104

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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